Exhibit 99.2

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

NEWS RELEASE

Main Street Announces Investment Grade Rating from Fitch Ratings, Inc.

Main Street Receives BBB- Rating with Stable Outlook

HOUSTON, July 14, 2022 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that Fitch Ratings, Inc. (“Fitch”) has assigned Main Street an investment grade credit and corporate rating of BBB- with a stable outlook. Factors cited by Fitch in support of its rating include Main Street’s portfolio focus on senior debt investments, strong portfolio diversification, solid track record in credit and equity investments, above-average asset coverage cushion, consistent operating performance, experienced management team and strong funding flexibility with demonstrated access to the public debt and equity markets.

“We are extremely pleased with the investment grade rating assigned to us by Fitch, which is a positive reflection of our unique investment strategy, strong management team and investment underwriting and monitoring processes and the favorable credit quality and investment performance of our portfolio,” said Dwayne L. Hyzak, Main Street’s Chief Executive Officer.

Fitch stated that its stable outlook for its rating reflects its expectation that Main Street will maintain a relatively consistent portfolio mix between first lien debt and equity investments, along with consistent core earnings generation, solid asset quality, adequate asset coverage cushion and satisfactory level of unsecured funding.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market investment strategy.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s private loan and middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties.  MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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